Docket No.: 2223.02

PATENT ASSIGNMENT

WHEREAS, the undersigned inventor(s) (hereinafter singly and collectively, "ASSIGNOR") of the addresses indicated below, have invented subject matter disclosed in the patent application entitled **Real-Time Dynamic Failover For Redundant Data Communication Network, (the "Invention")** for which application for Letters Patent of the United States was executed on even date herewith unless otherwise indicated below;

filed on 2.11.2013, Serial No. 13764143

WHEREAS, TruCom, LLC (hereinafter "ASSIGNEE"), having its principal place of business and mailing at 170 S. William Dillard Dr. Suite 115, Gilbert, AZ 85233 is desirous of memorializing its interest in the Invention;

AND WHEREAS, Andrew Ellifson (hereinafter "ASSIGNOR"), is desirous of transferring his interest in the Invention in return for ASSIGNEE indemnifying and holding harmless ASSIGNOR in all aspects;

NOW, THEREFORE, the undersigned ASSIGNEE agrees at no cost to ASSIGNOR it will defend, indemnify and hold ASSIGNOR harmless from and against any and all liability, loss, expense (including reasonable attorneys' fees) and claims for injury or damages arising out of the Invention.

NOW, THEREFORE, the undersigned ASSIGNOR recognizes that the ASSIGNEE owns the invention as described in the aforesaid application. Nonetheless to comport with Patent Office procedures, ASSIGNOR memorializes that relationship in the form of this assignment and;

THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, ASSIGNOR by these presents does sell, assign and transfer unto ASSIGNEE, its successors, assigns and legal representatives, the full and exclusive right to the invention, as described in the aforesaid application, including patent, copyright and any other intellectual property rights, any provisional, non-provisional, continuation, continuation in part, divisional, reissue, reexamination, foreign, PCT or other patent application or like document, or any other application which claims priority to said application, in the United States and all foreign countries, together with the right of priority under the International Convention for the Protection of Industrial Property, Inter-American Convention Relating to Patents, Designs and Industrial Models, and any other international agreements to which the United States adheres, and hereby authorizes and requests the Commissioner of Patents to issue said Letters Patent to ASSIGNEE, for the sole use and benefit of ASSIGNEE, its successors, assigns and legal representatives,

AND ASSIGNOR HEREBY AGREES to transfer to ASSIGNEE, its successors, assigns and legal representatives, without further remuneration, a like interest in and to any improvements, derivative works, and applications based thereon, growing out of or relating to the invention; and to provide all reasonable assistance and execute any papers, if accurate, desired by ASSIGNEE, its successors, assigns and legal representatives, to preserve, acquire and/or perfect ASSIGNEE's full protection and title in and to the invention and any improvements and to file any of the aforementioned applications.

In the event that the Application Number and/or filing date is not available when this Assignment is executed, I hereby authorize and request any attorney associated with **PCT Law Group**, Customer No. 000075396, to insert in this assignment the filing date and/or the application number of said application and/or any further identification that may be necessary or desirable in order to comply with the rules of the United States Patent and Trademark Office for recordation of this document.

EXECUTED as of the date written below by ASSIGNOR:

[Signature(s) of Assignor(s)]			
	(SIGNATURE)	Aaron Clark (TYPE NAME)	6/5/2013 (DATE)
	(SIGNATURE)	Andrew Ellifson (TYPE NAME)	JUNE 5, 2013 (DATE)

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